UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2014

CrossAmerica Partners LP

(Exact name of registrant specified in its charter)

Delaware	001-35711	45-4165414
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 West Hamilton Street, Suite 500

Allentown, PA 18101

(Address of principal executive offices, zip code)

(610) 625-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The general partner (the “General Partner”) of CrossAmerica Partners LP (the “Partnership”) (NYSE: CAPL), a publicly traded Delaware limited partnership, is owned and controlled by CST Brands, Inc. (“CST Brands”) (NYSE: CST), a publicly traded Delaware corporation.

Drop Down of Fuel Supply Interests

On December 16, 2014, the Partnership entered into a Contribution Agreement (the “Contribution Agreement”) with CST Brands and CST Services LLC (“CST Services”), an indirect wholly owned subsidiary of CST Brands, pursuant to which CST Services will contribute (the “Contribution”) a 5% limited partner interest in CST Fuel Supply LP (“CST Fuel”) to the Partnership in exchange for consideration of approximately $50.4 million, to be paid in 1,497,946 common units representing limited partner interests in the Partnership (“Common Units”), based on a price per Common Unit equal to the volume-weighted average trading price per Common Unit on the New York Stock Exchange for the 20-day trading period ending on the last business day immediately prior to the execution date of the Contribution Agreement. The Contribution will be effective January 1, 2015 (“Closing Date”) and is subject to customary closing conditions.

Immediately prior to the Closing Date, CST Fuel will own 100% of the issued and outstanding membership interests in CST Marketing and Supply LLC (“CSTMS”), a wholly owned subsidiary of CST Brands, which is a party to a fuel supply agreement with Valero Energy Corporation.

As a condition to closing, CST Services, CSTMS and certain subsidiaries of CST Services (“Purchasers”) will enter into a fuel distribution agreement (the “Fuel Distribution Agreement”), pursuant to which CSTMS will, on an annual basis, sell and deliver to the Purchasers for at least 10 years no less than 1.57 billion gallons of branded and unbranded motor fuels at a fixed net margin of $0.05 per gallon for resale at retail sites operated by such Purchasers.

CST Brands, CST Services and the Partnership have made customary representations, warranties, and covenants in the Contribution Agreement. The Contribution Agreement also provides for indemnification of the Partnership and CST Brands, under certain circumstances, provided, however, that neither the Partnership nor CST Brands shall be liable for losses in excess of 20% of the dollar value of the consideration as of the Closing Date, subject to certain exceptions.

The terms of the Contribution Agreement and Fuel Distribution Agreement were unanimously approved on behalf of the Partnership by the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner. The Conflicts Committee, which is comprised of the independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist in evaluating and negotiating the transaction. In approving the transaction, the Conflicts Committee based its decisions in part on an opinion from its independent financial advisor that the consideration to be paid by the Partnership is fair to the unaffiliated common unitholders of the Partnership from a financial point of view.

Item 8.01	Other Events.

Nice N Easy Purchase Price – Final Allocation

On November 1, 2014, the Partnership and CST Brands completed their previously announced joint acquisition of the convenience store assets, franchisor rights and associated trademarks of Nice N Easy Grocery Shoppes, Inc., a New York corporation (“Nice N Easy”).

As previously disclosed, the allocation of the purchase price was subject to certain adjustments, which were to be approved by the Conflicts Committee. On December 15, 2014, the Conflicts Committee and the executive committee of the board of directors of CST Brands approved an adjustment to the allocation of the Purchase Price so that the aggregate purchase price paid by the Partnership will be $53.6 million and the aggregate purchase price paid by CST Brands will be $24.4 million, resulting in a payment of approximately $11.4 million from CST Brands to the Partnership.

The allocation of the Nice N Easy purchase price was unanimously approved on behalf of the Partnership by the Conflicts Committee. In approving the transaction, the Conflicts Committee based its decisions in part on an opinion from its independent financial advisor that the consideration to be paid by the Partnership is fair to the unaffiliated common unitholders of the Partnership from a financial point of view.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
	By:	CrossAmerica GP LLC
its general partner

Dated: December 22, 2014	By:	/s/ Gérard J. Sonnier
		Name:	Gérard J. Sonnier
		Title:	Corporate Secretary